Cellceutix Signs with Leading Cancer Center For Licensing New Drug

BEVERLY, MA – March 4, 2013-- Cellceutix Corporation (OTCBB: CTIX) (the "Company"), a clinical stage biopharmaceutical company focused on discovering small molecule drugs to treat unmet medical conditions, including drug-resistant cancers and autoimmune diseases, is pleased to report to its shareholders that the Company has signed a Confidential Disclosure Agreement with the leading research and cancer treatment center in New York City for the licensing of a novel new compound. The Company was alerted to this compound by its scientific advisor, Dr. Samuel Danishefsky. The compound is interesting to Cellceutix in that it potentially treats illnesses associated with Cancer.  An example of such a drug would be Neupogen© by Amgen.  The compound is not a drug for tumor regression and possibly could create a whole new market for Cellceutix.  There is no assurance that a full-fledged licensing and collaboration agreement will be executed with the Cancer Center.

About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". It is an emerging bio-pharmaceutical company focused on the development of its pipeline of compounds targeting areas of unmet medical need. Our flagship compound, Kevetrin™, is an anti-cancer drug which has demonstrated the ability in pre-clinical studies to regulate the p53 pathway and attack cancers which have proven resistant to today's cancer therapies (drug-resistant cancers). Cellceutix also owns the rights to seven other drug compounds, including KM-133, which is in development for psoriasis, and KM-391 for the treatment of the core symptoms of autism. More information is available on the Cellceutix web site at www.cellceutix.com.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that may impact Cellceutix's success are more fully disclosed in Cellceutix's most recent public filings with the U.S. Securities and Exchange Commission.

Cellceutix Corp.

Leo Ehrlich

(978) 236-8717